Exhibit 10.6F
SEVENTH AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”);
WHEREAS, the Compensation Committee of the Board of Directors of the Company now deems it necessary and desirable to amend the Plan in certain respects; and
WHEREAS, this Seventh Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Compensation Committee under Section 17 Amendment and Termination of the Plan, the Plan is hereby amended in the following respects:
•Effective for annual reporting periods beginning after December 15, 2016 (and interim reporting periods within such annual periods), Section 19.3 of the Plan is hereby amended in its entirety to read as follows:

19.3    Tax Withholding Obligations. No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement and, if elected by the Company in its sole discretion, in an amount up to the maximum statutory tax rates. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes in an amount up to the maximum statutory tax rates from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
IN WITNESS WHEREOF, the Compensation Committee, on behalf of the Company, has caused this amendment to be executed by its duly authorized representative this 5th day of December, 2016.

JOHN BEAN TECHNOLOGIES CORPORATION
By: /s/ Jason T. Clayton
Its: EVP Human Resources

Firmwide:143450799.1 060104.1021